EXHIBIT 10.1
August 6, 2024
Mr. Marc Thompson
Via email

Re:    Separation and Release of Claims Agreement
Dear Marc:
This letter agreement (this “Letter Agreement”) sets forth the understanding by and between you and EverCommerce Inc. (collectively with its direct and indirect subsidiaries, and any successor(s) thereto, the “Company”), regarding the cessation of your employment with the Company and the transition of your role as Chief Financial Officer of the Company.
1.Separation Date and Transition Services.
a.You and the Company have mutually agreed that your active employment with the Company will terminate on September 6, 2024 (such date, or such earlier date as is mutually agreed to by you and the Company, the “Separation Date”) and, as of the Separation Date, you will cease to be an employee of the Company and its direct and indirect subsidiaries. Until the Separation Date, that certain Employment Agreement by and between the Company and you, dated as of June 28, 2021 (the “Employment Agreement”) will continue to control with respect to your salary, benefits and other matters with respect to your employment with the Company. In addition, during the period commencing as of the date first written above until the Separation Date, you agree that you will (a) continue to perform your duties as Chief Financial Officer of the Company consistent with past practice unless otherwise directed by the Board of Directors of EverCommerce Inc. (the “Board”), and (b) use your reasonable best efforts to advance the interests of the Company and facilitate the successful transition of your responsibilities to the individual who succeeds you as Chief Financial Officer, in whatever reasonable capacity may be requested by the Board. You agree that you will communicate a message consistent with the Board’s direction to key employees, investors, analysts, customers, suppliers, and other relevant third parties relating to your separation from the Company. You acknowledge and agree that you hereby resign from all other offices, directorships, and committees you may hold at the Company and its subsidiaries (including without limitation, as Chief Financial Officer), effective as of the Separation Date.
2.Separation Benefits. Subject to (and in consideration for): (a) your compliance with Section 1 above through the Separation Date, (b) your timely execution and return to the Company, non-revocation of, and compliance with the Waiver and Release of Claims Agreement attached hereto as Exhibit A (the “Release”), and (c) your compliance with the Restrictive Covenants (as defined in Section 3 below), the Company will provide you with the severance payments and benefits set forth below, as if your employment was terminated by the Company without Cause (as defined in the Employment Agreement), which shall be subject to the terms of the Employment Agreement and modified as follows: (A) an amount equal to twelve (12) months of your annual base salary at the rate in effect as of the Separation Date, or $425,000, less applicable withholdings and deductions, paid in a lump sum within sixty (60) days of the

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Separation Date, (B) a pro-rated portion (based on the number of days you were employed by the Company during 2024) of your target annual bonus for 2024, payable in a lump sum sixty (60) days following the Separation Date, less applicable withholdings and deductions, (C) (x) any time-based vesting criteria of your unvested equity awards which are outstanding on the Separation Date and which would have become satisfied in the twelve (12) months following September 6, 2024 will be deemed satisfied as of such date, and (y) to the extent any such award is subject to performance or other non-time based vesting criteria, such award will remain outstanding and eligible to vest until the earlier of the last day of the applicable performance period or the date ending on the twelve (12) month anniversary of the Separation Date and be settled (as applicable) in accordance with its terms based on the actual achievement of such performance criteria, without regard for any requirement of continued employment (and, for the avoidance of doubt, any such award which does not become vested based on the actual achievement of applicable performance criteria by the earlier of the last day of the applicable performance period or the twelve (12) month anniversary of the Separation Date will be automatically forfeited without payment therefor as of the date of such twelve (12) month anniversary), (D) the Company hereby amends the post-termination exercise period of any outstanding stock options held by you under the Company’s equity incentive plans through the first anniversary of the Separation Date, and (E) an amount equal to the cost of 12 months of the Company-paid portion of premium payments, as if you had remained an active employee, for any COBRA coverage under the Company’s group health plans (which for the avoidance of doubt will be based on the coverage levels in effect immediately prior to the Separation Date), and which shall be payable in a lump sum within sixty (60) days of the Separation Date (for the avoidance of doubt, you will be entitled to elect continued coverage under COBRA on a full self-pay basis to the extent eligible under COBRA) (the payments and benefits set forth in this paragraph 2, collectively, the “Separation Benefits”).
3.Restrictive Covenants. You acknowledge that the Company is providing you with the Separation Benefits in material part in consideration for your reaffirmation of your prior agreement to comply with the continuing restrictive covenants set forth in Sections 5 and 6 of the Employment Agreement and your agreement to comply with any restrictive covenants in any other written agreement with the Company providing for restrictive covenant obligations to the maximum extent provided by applicable law, including without limitation, Section 3 of the Release (the “Restrictive Covenants”), and that no Separation Benefits will be made following the date that you first violate any of the Restrictive Covenants.
4.Release. The Separation Benefits are contingent upon and subject to your timely execution and return to the Company of the Release no earlier than the Separation Date and no later than twenty-one (21) days after your receipt of this letter, in accordance with Section 3.2(a)(iii) of the Employment Agreement and your non-revocation and compliance with the Release.
5.Acknowledgement. Employee hereby acknowledges and agrees that, except for Employee’s base pay through the Separation Date and any payments owed to Employee under this Letter Agreement, Employee has been paid all wages, bonuses, compensation and benefits
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from the Company and has no right to any additional wages, bonuses, compensation or benefits from the Company or any Released Parties.
6.Entire Agreement. This Letter Agreement sets forth the entire agreement between you and the Company with respect to the subject matter set forth herein and supersedes and replaces any and all prior oral or written agreements or understandings between you and the Company with respect to the subject matter hereof; provided, that, for the avoidance of doubt, (a) you will retain your rights under the terms of the Employment Agreement through the date on which all payments or benefits required to be provided thereunder have been made or provided in their entirety, except to the extent such terms result in duplication of compensation or benefits to you, and (b) the provisions of the Employment Agreement which by their terms survive termination of employment will remain in full force and effect in accordance with their terms (as may be amended by this Letter Agreement). This Letter Agreement may be amended only by a subsequent writing signed by both parties. You represent that you have signed this Letter Agreement knowingly and voluntarily.
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Please indicate your acceptance of the terms and provisions of this Letter Agreement by signing both copies of this Letter Agreement and returning one copy to me. The other copy is for your files. By signing below, you acknowledge and agree that you have carefully read this Letter Agreement; fully understand and agree to its terms and provisions; have been hereby advised to consult with an attorney prior to executing this Agreement; will comply with the Restrictive Covenants; and intend and agree that this Letter Agreement is final and legally binding on you and the Company. All payments described in this Letter Agreement will be subject to the withholding of any amounts required by federal, state or local law. This Letter Agreement will be governed and construed under the internal laws of the Commonwealth of Massachusetts and may be executed in several counterparts.
Very truly yours,
/s/ Eric Remer
Eric Remer
Chief Executive Officer
On behalf of EverCommerce Inc.

Signature Page to Transition and Release of Claims Agreement

EXHIBIT 10.1
I hereby agree to, acknowledge and accept the terms of the Letter Agreement:
/s/ Marc Thompson
Marc Thompson

Signature Page to Transition and Release of Claims Agreement

EXHIBIT 10.1

Exhibit A
Release Agreement
This General Release of Claims (this “Release”) is made by Marc Thompson (“Executive”) in favor of EverCommerce Inc., a Delaware corporation (the “Company”) and the “Releasees” (as defined below), as of the date of Executive’s execution of this Release.
1.Release by Executive. In exchange for the benefits set forth in the certain Letter Agreement entered into by and between the Company and Executive, dated as of August 6, 2024, (the “Agreement”) to which this Release is an exhibit, which are conditioned on Executive signing this Release, and to which Executive is not otherwise entitled, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Executive, his heirs, executors, administrators, beneficiaries, representatives, assigns and successors, and all others connected with or claiming through Executive, fully and forever agree to release and discharge the Company and the Company’s parent and subsidiary corporations, and all of their respective past, present and future employee benefit plans, joint venturers, predecessors, successors, assigns, employees, officers, directors, shareholders, administrators, trustees, agents, representatives, and consultants, and all those connected with any of them, in their official and personal capacities (hereinafter the “Releasees”) from any and all manner of claims, liabilities and actions, causes of action, in law or in equity, demands, suits, rights, or damages of any kind or nature, whether known or unknown, fixed or contingent (hereinafter called “Claims”), that Executive now has or may hereafter have against the Releasees arising out of, connected with or relating to Executive’s employment by the Company and/or other relationship with the Company, or the termination of Executive’s employment and/or other relationship, by reason of any and all acts, omissions, events or facts occurring or existing prior to Executive’s execution of this Release. The Claims released hereunder, including without limitation, any claim of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, discrimination, personal injury, physical injury, emotional distress, claims under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”); the Older Workers’ Protection Benefit Act of 1990; Title VII of the Civil Rights Act of 1964, as amended, by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act, 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act (“WARN”), as amended, 29 U.S.C. § 2101 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 215 et seq.; all claims and rights under the Massachusetts Payment of Wages Law and the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B; Mass. Gen. Laws ch. 149, §§ 148-150C;and any federal, state or local laws of similar effect.
2.Claims Not Released. This Release shall not apply to: the Company’s obligations to provide the separation benefits under Section 2 of the Agreement; Executive’s right to bring any action to enforce the terms of same or of this Release; Executive’s right to

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indemnification under any applicable indemnification policy of the Company, including without limitation, any general liability or “directors and officers” insurance policy, any shareholders or other agreement with the Company (including pursuant to any individual indemnification agreement), the Company’s governing documents or applicable law; Executive’s right to assert claims for workers’ compensation or unemployment benefits; Executive’s right to bring to the attention of the Equal Employment Opportunity Commission (“EEOC”) or any analogous state agency claims of discrimination, harassment or retaliation (provided, however, that Executive hereby agrees to waive Executive’s right to recover monetary damages or other individual relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by Executive or anyone else on Executive’s behalf), to the extent required by law; any right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator; any right to file an unfair labor practice charge under the National Labor Relations Act (“NLRA”); Executive’s vested rights under any retirement or welfare benefit plan of the Company; any rights Executive may have to benefits under the Company’s standard benefit programs; Executive’s rights in his or her capacity as an equity holder of the Company; Executive’s right to receive payment for accrued salary and any earned but unpaid annual bonus with respect to the year prior to the year in which Executive’s date of termination of employment occurs for services rendered through Executive’s last day of employment, and reimbursement for travel and business expenses properly incurred prior to the separation date, but unreimbursed; or any other rights that may not be waived by an employee under applicable law.

3.Non-Competition. In signing and not revoking this Release and accepting the consideration set forth in Section 2 of the Agreement (to which Executive would otherwise not be entitled), Executive agrees to the post-employment obligation set forth in this Section 3. To protect any Confidential Information (as defined below) that Executive has or had access to and knowledge of during Executive’s employment, Executive agrees that for a period of one (1) year immediately following the date of Executive’s termination of employment with the Company (the “Restricted Period”), Executive will not directly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any material ownership interest in, or participate in the operation, management or control of, any person, firm, corporation or business that competes with the Company and its subsidiaries in a “Restricted Business” in a “Restricted Territory” (each as defined below), in each case involving any of the services Executive provided to the Company at any time during Executive’s employment with the Company or, during the last two (2) years of Executive’s employment with the Company starting on the date of Executive’s termination of employment with the Company. It is agreed that passive ownership of (i) no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation, or (ii) any stock Executive presently owns or any stock Executive acquires without breaching this Release through an investment directed by Executive of up to an aggregate of $1,000,000 in any entity (based on the fair market value at the time of acquisition) will not constitute a violation of this provision. Notwithstanding the foregoing, nothing herein shall prevent Executive from working during the post-employment portion of the Restricted Period for Silver Lake Technology Management, L.L.C. or any of its affiliates, Providence Strategic Growth Capital Partners LLC or any of its affiliates, or any private equity or venture finance firm that makes investments in a Restricted Business; provided Executive does not

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assume an operational role in any Restricted Business, or otherwise provide any services as an employee or director of any Restricted Business or provide any services as a consultant to any Restricted Business in a manner that is directly competitive with the Company and its subsidiaries. The term “Confidential Information” means all information belonging to the Company or provided to the Company by a customer that is not known generally to the public or the Company’s competitors. Confidential Information includes, but is not limited to: (i) trade secrets, inventions, software code, product methodologies and specifications, information about goods, products or services under development, research, development or business plans, procedures, survey results, pricing or other financial information, confidential reports, handbooks, customer lists and contact information, information about orders from and transactions with customers, sales, marketing and acquisition strategies and plans, pricing strategies, information relating to sources of data used in goods, products and services, computer programs, computer system documentation, production manuals, operations books, educational materials, audio, visual or electronic recordings, customer communications, customer contracts, training materials, personnel information, business records, or any other materials or technical methods/processes developed, owned or controlled by the Company or any of its subsidiaries or affiliates; (ii) information and materials provided by a customer or acquired from a customer; and (iii) information which is marked or otherwise designated or treated as confidential or proprietary by the Company or any of its subsidiaries or affiliates, provided that a document or other material need not be labeled “Confidential” to constitute Confidential Information. The Company acknowledges and agrees that Executive shall be free to use information that is, at the time of use, generally known in the trade or industry through no breach of this Release or the Agreement by Executive. The term “Restricted Business” means any business conducted by the Company and its subsidiaries at any time during Executive’s employment with the Company, and with respect to the portion of the Restricted Period that follows the termination of Executive’s employment, “Restricted Business” means any business conducted by the Company and its subsidiaries during Executive’s last two (2) years of employment with the Company starting on the date of Executive’s termination of employment with the Company. The term “Restricted Territory” means any state, county, or locality in the United States in which the Company and its subsidiaries conduct business and any other country, city, state, jurisdiction, or territory in which the Company and its subsidiaries do business, in each case, at any time during Executive’s employment or, with respect to the portion of the Restricted Period that follows the termination of Executive’s employment, any geographic area where Executive provided services or had a material presence or influence during Executive’s last two (2) years of employment with the Company starting on the date of Executive’s termination of employment with the Company.

4.Older Worker’s Benefit Protection Act. In accordance with the Older Worker’s Benefit Protection Act, Executive is hereby advised as follows:
(a)Executive has read this Release and understands its terms and effect, including the fact that Executive is agreeing to release and forever discharge the Company and each of the Releasees from any Claims released in this Release.

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(b)Executive understands that, by entering into this Release, Executive does not waive any Claims that may arise after the date of Executive’s execution of this Release, including without limitation any rights or claims that Executive may have to secure enforcement of the terms and conditions of this Release.
(c)Executive has signed this Release voluntarily and knowingly in exchange for the consideration described in this Release, which Executive acknowledges is adequate and satisfactory to Executive and in addition to any other benefits to which Executive is otherwise entitled.
(d)The Company advises Executive to consult with an attorney prior to executing this Release.
(e)Executive has twenty-one (21) days to review and decide whether or not to sign this Release. If Executive signs this Release prior to the expiration of such period, Executive acknowledges that Executive has done so voluntarily, had sufficient time to consider the Release, to consult with counsel and that Executive does not desire additional time and hereby waives the remainder of the twenty-one (21) day period. In the event of any changes to this Release, whether or not material, Executive waives the restarting of the twenty-one (21) day period.
(f)Executive has seven (7) days after signing this Release to revoke this Release (including, without limitation Section 3 of this Release above) and this Release will become effective upon the expiration of that revocation period. If Executive revokes this Release during such seven (7)-day period, this Release will be null and void and of no force or effect on either the Company or Executive and Executive will not be entitled to any of the payments or benefits which are expressly conditioned upon the execution and non-revocation of this Release. If Executive wishes to revoke this Release, Executive shall deliver written notice stating his or her intent to revoke this Release to Lisa Storey, Chief Legal Officer, at 3601 Walnut St suite 400 Denver CO 80205 or lstorey@evercommerce.com, on or before 5:00 p.m. on the seventh (7th) day after the date on which Executive signs this Release.

5.Representations.
(a)Executive represents and warrants that there has been no assignment or other transfer of any interest in any Claim which he or she may have against Releasees, or any of them, based on actions occurring prior to the date of this Agreement.
(b)Executive represents that, as of the date of execution of this Release, he has not filed any lawsuits, charges, complaints, petitions, administrative claims or other accusatory pleadings in any court or with any governmental agency against any of the Releasees.
6.Exceptions. Notwithstanding anything in this Release to the contrary, nothing contained in this Release shall prohibit Executive (or Executive’s attorney) from (i)

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filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority, the EEOC, the NLRB, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Executive’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) receiving an award for information provided to any Government Agency. Pursuant to 18 USC Section 1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Release is intended to or shall preclude Executive from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. Nothing in this Agreement prevents you from making truthful disclosures regarding any allegedly unlawful workplace discrimination by the Company, including, but not limited to, harassment or sexual assault. Further, nothing in this Agreement restricts or impedes you from exercising protected rights, including any rights under the National Labor Relations Act (“NLRA”), to the extent that such rights cannot be waived by agreement, or from complying with any applicable law or regulation, and nothing in this Agreement prevents you from communicating with or assisting other employees or a union with matters that have been or may be brought before the NLRB to the extent authorized by the NLRA or other applicable law.
7.Miscellaneous.
(a)Severability. If any sentence, phrase, section, subsection or portion of this Release is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, sections, subsections or portions of this Release, which shall remain fully valid and enforceable.
(b)Headings. The headings in this Release are provided solely for convenience, and are not intended to be part of, nor to affect or alter the interpretation or meaning of, this Release.
(c)Construction of Agreement. Executive has been represented by, or had the opportunity to be represented by, counsel in connection with the negotiation and execution of this Release. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Release.

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(d)Entire Agreement/Integration. This Release, together with the Agreement constitutes the entire agreement between Executive and the Company concerning the subject matter hereof. No covenants, agreements, representations, or warranties of any kind, other than those set forth herein, have been made to any party hereto with respect to this Release. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Release. No amendments to this Release will be valid unless written and signed by Executive and an authorized representative of the Company.
(e)Governing Law. This Release will in all respects be interpreted, construed, enforced and governed by and in accordance with the internal substantive laws of the Commonwealth of Massachusetts, or by federal law where applicable, exclusive of any rules pertaining to conflicts of laws.
1.Sign only on or within twenty-one (21) days after September 6, 2024.

EXECUTIVE
/s/ Marc Thompson
Marc Thompson

Date: 9/7/2024